Exhibit 99.1

LHC Group Enters into Joint Venture with Beauregard Memorial Hospital to Provide Home Health Services

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a joint venture with Beauregard Memorial Hospital, a 60-bed hospital located in DeRidder, Louisiana, to provide home nursing services, effective October 1, 2008. The agency will operate under the name of Beauregard Memorial Hospital Home Health Agency.

The primary service area of this joint venture has an estimated total population of 300,000, with almost 13% over the age of 65. Net revenue for this agency for the most recent 12 months was approximately $600,000. This joint venture is not expected to add materially to LHC Group’s earnings in 2008.

“Since 1950, Beauregard Memorial Hospital has been committed to providing safe, quality, cost-effective healthcare services that are responsive to the needs and values of the patients and communities we serve,” said Theodore J. Badger, Jr., Chief Executive Officer for Beauregard Memorial Hospital. “We look forward to this partnership that will continue our tradition of providing quality home health services to our patients.”

Keith G. Myers, Chief Executive Officer of LHC Group, said, “LHC Group is very excited about the opportunity to partner with Beauregard Memorial Hospital to provide quality home health services. We look forward to working with the hospital to further expand services and to demonstrate LHC Group’s commitment to helping people in its communities by providing the highest quality home nursing services available.”

Additionally, LHC Group announced today that it has purchased a provider license to expand home health services into Proctorville, Ohio, and the surrounding areas. This agency will be part of the Company’s joint venture with St. Mary’s Medical Center located across the Ohio River in Huntington, West Virginia.

Also effective October 1, 2008, are the previously announced joint ventures with Cape Fear Valley Health System in Fayetteville, North Carolina, and West Tennessee Healthcare with agencies located in Jackson, Bolivar and Trenton, Tennessee. The combined primary service area of these joint ventures has an estimated total population of 1.7 million, with almost 12% over the age of 65. The combined net revenue for these joint ventures for the most recent 12 months was approximately $9.1 million. These joint ventures are not expected to add materially to LHC Group’s earnings in 2008.

In the first nine months of 2008, LHC Group has added 33 locations in nine states through acquisitions with combined annual revenue of approximately $44.2 million.

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com